VALHI REPORTS FIRST QUARTER 2015 RESULTS

DALLAS, TEXAS . . May 8, 2015.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $11.9 million, or $.04 per diluted share, in the first quarter of 2015 compared to $.8 million, or nil per diluted share, in the first quarter of 2014.   Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company's Chemicals and Waste Management Segments.

The Chemicals Segment's net sales of $365.1 million in the first quarter of 2015 were $55 million, or 13% lower than in the first quarter of 2014 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Chemicals Segment's average TiO2 selling prices were 11% lower in the first quarter of 2015 as compared to the first quarter of 2014, and average selling prices at the end of the first quarter of 2015 were 7% lower than at the end of 2014, with lower prices in all major markets.  TiO2 sales volumes for the first quarter of 2015 increased 7% as compared to the first quarter of 2014, with higher volumes in all major markets, particularly in European and export markets.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $33 million as compared to the first quarter of 2014.  The table at the end of this press release summarizes how each of these items impacted the overall decrease in net sales.
The Chemicals Segment's operating income for the first quarter of 2015 was $34.0 million as compared to $27.6 million in the first quarter of 2014.  The Chemicals Segment's operating income in the first quarter of 2015 increased primarily due to the net effects of lower manufacturing and other production costs (primarily raw materials), higher sales and production volumes and lower average TiO2 selling prices.  The Chemicals Segment's operated its production facilities at overall average capacity utilization rate of 90% and 93% in the first quarter of 2014 and 2015, respectively.  The Chemicals Segment's production capacity utilization rates in the first quarter of 2014 were impacted by a union labor lockout at its Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014.  The Chemicals Segment's production capacity utilization in the first quarter of 2015 was impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with its permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased the Chemicals Segment's operating income by approximately $14 million.

The Component Products Segment's net sales increased 8% in the first quarter of 2015 as compared to the first quarter 2014.  Net sales increased principally due to strong demand within the security products reporting unit for an existing government customer and to a lesser extent increased demand for fuel security products as well as increased sales to the office equipment market.  Sales of marine components also contributed to the increase in sales primarily as a result of improved demand for products sold to the waterski/wakeboard boat markets.    The Component Products Segment's operating income  increased from $3.3 million in the first quarter of 2014 to $3.7 million in the first quarter of 2015, primarily due to the marine components reporting unit which achieved  improvement in manufacturing efficiencies as well as increased leverage of fixed manufacturing costs over increased production volumes, offset in part by increased administrative personnel costs.

The Waste Management Segment's net sales increased by $8.0 million in the first quarter of 2015 compared to the same period of 2014. Disposal volumes for the first quarter of 2015 were favorably impacted by the industry-wide availability of disposal shipping containers. Higher disposal volumes in the first quarter of 2015 allowed for greater coverage of fixed costs as compared to the same period of 2014. As a result, the Waste Management Segment had an operating loss in the first quarter of 2015 $5.6 million lower than the same period of 2014.
 The Real Estate Management and Development Segment had first quarter 2015 sales of $8.1 million, including $5.9 million in revenue on sales of land held for development compared to the first quarter of 2014 sales of $9.5 million including $7.7 million in sales of land held for development.   The Real Estate Management and Development Segment had an operating loss of $.2 million in the first quarter of 2015 compared to operating income of $.4 million in the first quarter of 2014.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company does not expect to recognize significant operating income on land sales during 2015.
Corporate expenses were flat at $8.2 million in the first quarter of 2015 compared to $8.3 million in the same period in 2014, as lower litigation and environmental remediation and related expenses were partially offset by higher administrative expenses.  Interest expense increased to $14.6 million in the first quarter of 2015 from $13.7 million in the first quarter of 2014 primarily due to higher average debt balances outstanding during the first quarter of 2015 compared to the same period of 2014.  Our provision for income taxes in the first quarter of 2015 includes a non-cash income tax benefit of $2.7 million (or $.01 per diluted share), primarily related to the release of a portion of our reserve for uncertain tax positions due to the expiration of the applicable statute of limitations.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;

•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos' ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against any currently-pending or possible future challenge to WCS' operating licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate development industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended
	March 31,
	2014	2015
	(unaudited)

Net sales
Chemicals	$420.1	$365.1
Component products	25.8	27.9
Waste management	7.0	15.0
Real estate management and development	9.5	8.1

Total net sales	$462.4	$416.1

Operating income (loss)
Chemicals	$27.6	$34.0
Component products	3.3	3.7
Waste management	(8.5)	(2.9)
Real estate management and development	0.4	(0.2)

Total operating income	22.8	34.6

General corporate items:
Securities earnings	6.8	6.7
Insurance recoveries	.8	3.1
General expenses, net	(8.3)	(8.2)
Interest expense	(13.7)	(14.6)

Income before income taxes	8.4	21.6

Income tax expense	3.8	4.3

Net income	4.6	17.3

Noncontrolling interest in net income
of subsidiaries	3.8	5.4

Net income attributable to Valhi
stockholders	$0.8	$11.9

Basic and diluted net income per share:
Net income per share attributable to Valhi
stockholders	$-	$.04

Basic and diluted weighted average shares
outstanding	$342.0	$342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

Three months ended
March 31,
2015 vs. 2014
(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	(11)%
TiO2 sales volumes	7
TiO2 product mix	(1)
Changes in currency exchange rates	(8)

Total	(13)%